Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

+1 858-558-2871

ACADIA PHARMACEUTICALS REPORTS

FIRST QUARTER 2005 FINANCIAL RESULTS

SAN DIEGO, CA May 11, 2005 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the first quarter ended March 31, 2005.

ACADIA reported a net loss of $5.6 million for the first quarter of 2005, compared to a net loss of $6.5 million for the first quarter of 2004.

At March 31, 2005, ACADIA’s cash, cash equivalents and investment securities totaled $41.6 million compared to $35.9 million at December 31, 2004. The increase in cash was primarily due to Sepracor Inc.’s purchase of shares of ACADIA’s common stock for $10 million at a 40 percent premium to a 30-day trailing average closing price, in connection with a new collaboration agreement, partially offset by cash used to fund the ACADIA’s operations. The cash balance at March 31, 2005 did not include net proceeds of approximately $34 million, which ACADIA received on April 20, 2005 from the sale of shares of common stock and warrants to purchase shares of common stock in a private placement.

“During the first quarter of 2005, we continued to progress our lead clinical programs, while at the same time initiating research activities under our new collaboration with Sepracor,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “With the Sepracor collaboration and the completion of our private placement in April 2005, we have significantly strengthened our balance sheet and are well positioned to continue our strategy of building a broad pipeline of innovative therapies to treat central nervous system disorders and other areas of unmet medical need.”

Revenues increased to $2.3 million for the first quarter of 2005, compared to $924,000 for the first quarter of 2004. The increase in revenues was primarily due to $820,000 in initial revenues recognized under ACADIA’s collaboration with Sepracor, which commenced in January 2005, and $500,000 in revenues earned pursuant to ACADIA’s development agreement with The Stanley Medical Research Institute.

Research and development expenses increased to $6.1 million for the first quarter of 2005, from $5.7 million for the first quarter of 2004. The increase in expenses reflected expansion of ACADIA’s research and development organization, including increased personnel and supply costs, as ACADIA continued the development of its pipeline of clinical and preclinical programs, partially offset by a decrease in fees paid to external service providers.

General and administrative expenses increased to $1.6 million for the first quarter of 2005, from $912,000 for the first quarter of 2004. The increase in general and administrative expenses was primarily due to increased personnel costs as well as increased costs for professional services and insurance associated with operating as a publicly traded company.

Non-cash, stock-based compensation totaled $371,000 for the first quarter of 2005, compared to $695,000 for the first quarter of 2004.

ACADIA expects that it will use between $26 million and $30 million of its cash resources to fund operations during 2005, and that its current cash resources, plus anticipated payments from existing agreements with its collaborators, will be sufficient to fund ACADIA’s estimated cash requirements through at least mid-2007.

First Quarter 2005 and Recent Highlights

•	During the quarter, ACADIA began its collaboration with Sepracor focused on the development of new drug candidates to treat CNS disorders. This collaboration is exploring potential clinical candidates resulting from ACADIA’s preclinical muscarinic program, and also includes an option to select a preclinical compound from ACADIA’s

5-HT2A program for use in combination with LUNESTA, Sepracor’s insomnia drug, for sleep-related indications. In connection with the collaboration, Sepracor purchased shares of ACADIA’s common stock for $10 million at a 40 percent premium to a 30-day trailing average closing price. ACADIA recorded the aggregate premium amount of $3.1 million resulting from this purchase as deferred revenue, which will be recognized as revenue over the research term, and the remaining purchase amount of $6.9 million as stockholders’ equity.

•	During the quarter, ACADIA strengthened its research and development organization through the appointments of Daniel P. van Kammen, M.D., Ph.D. as Vice President, Clinical Development, and Douglas W. Bonhaus, Ph.D. as Vice President, Biosciences.

•	During the quarter, ACADIA continued to advance its three proprietary Phase II programs: ACP-103 as an adjunctive therapy for schizophrenia; ACP-103 for treatment-induced dysfunctions in Parkinson’s disease; and ACP-104 as a stand-alone treatment for schizophrenia. As previously announced, ACADIA anticipates reporting initial Phase II results in each of these programs during 2005.

•	During the quarter, ACADIA advanced its small molecule androgen receptor program to preclinical status. In this program, ACADIA has identified what it believes to be novel, potent and selective non-steroidal agonists of the androgen receptor, which demonstrate testosterone-like endocrine effects without enlarging the prostate.

•	During the quarter, ACADIA presented data from its Phase Ib/IIa clinical trial of ACP-103 completed in 2004 at the 9th International Congress of Parkinson’s Disease and Movement Disorders. The results demonstrated that ACP-103 was safe and well tolerated in Parkinson’s disease patients.

•	In April 2005, ACADIA raised net proceeds of approximately $34 million from the sale of shares of common stock and warrants to purchase shares of common stock in a private placement.

•	In April 2005, ACADIA announced the election of Mary Ann Gray, Ph.D., to its board of directors. Dr. Gray has more than 20 years of Wall Street, financial, and scientific experience in the biotechnology industry. Dr. Gray succeeds Carl L. Gordon, Ph.D., who resigned from ACADIA’s board of directors.

Conference Call and Webcast Information

Uli Hacksell, Ph.D., Chief Executive Officer, and Thomas H. Aasen, Vice President and Chief Financial Officer, will review first quarter results and ACADIA’s development programs via conference call and webcast later today at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing 866-761-0749 for participants in the U.S. or Canada and 617-614-2707 for international callers (reference passcode 64396418). A telephone replay of the conference call may be accessed through May 25, 2005 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 89884568). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until May 25, 2005.

About ACADIA Pharmaceuticals

ACADIA Pharmaceuticals is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has four drug programs in clinical development as well as a portfolio of preclinical and discovery assets directed at large unmet medical needs, including schizophrenia, Parkinson’s disease, neuropathic pain, and glaucoma. Using its proprietary drug discovery platform, ACADIA has discovered all of the drug candidates in its product pipeline. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Scandinavia.

Forward-Looking and Other Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress and timing of ACADIA’s drug discovery and development programs and related trials and expenditures, the safety and efficacy of ACADIA’s drug candidates, the potential of ACADIA’s collaborations and any payments it may receive thereunder, ACADIA’s use of cash, and ACADIA’s future results. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug development and commercialization. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2004 filed with the United States Securities and Exchange Commission as well as other subsequent filings with the Securities and Exchange Commission, including our re-sale registration statement on Form S-1 filed on May 10, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. A registration statement relating to the shares of common stock sold in the private placement has been filed with the Securities and Exchange Commission but has not yet become effective. Those securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of those securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Collaborative research revenues	$2,325	$924

Operating expenses
Research and development	6,115	5,749
General and administrative	1,639	912
Stock-based compensation	371	695

Total operating expenses	8,125	7,356

Loss from operations	(5,800)	(6,432)
Interest income (expense)	211	(49)

Net loss	$(5,589)	$(6,481)
Participation of preferred stock	—	(5,616)

Net loss available to common stockholders	(5,589)	(865)

Net loss per common share, basic and diluted	$(0.31)	$(0.58)

Weighted average common shares outstanding, basic and diluted	17,903	1,495

Net loss available to participating preferred stockholders	$—	$(5,616)
Net loss per participating preferred share, basic and diluted	$—	$(0.57)

Weighted average participating preferred shares outstanding, basic and diluted	—	9,901

ACADIA’s preferred stock was reclassified or converted into 9.9 million shares of common stock upon the closing of its initial public offering on June 2, 2004.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31,	December 31,
	2005	2004(1)
Assets
Cash, cash equivalents and investment securities, available-for-sale	$41,646	$35,927
Prepaid expenses and other current assets	2,006	1,891

Total current assets	43,652	37,818
Property and equipment, net	2,272	2,547

Total assets	$45,924	$40,365

Liabilities and Stockholders’ Equity
Current liabilities	11,692	8,641

Long-term liabilities	1,861	1,044

Stockholders’ equity	32,371	30,680

Total liabilities and stockholders’ equity	$45,924	$40,365

(1)	The condensed consolidated balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.